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EXHIBIT 8.1

	Jurisdiction of	Name under which
Name	Incorporation	they do business
Administracion Porturaria Integral de Acapulco S.A. de C.V.	Mexico	API Acapulco
Maritima Mexicana, S.A. de C.V.	Mexico	MARMEX
Servicios Mexicanos en Remolcadores, S.A. de C.V. (Tugboats)	Mexico	SMR
Lacto Comercial Organizada, S.A. de C.V. (Trucking)	Mexico	LACORSA
Autotransportacion y Distribucion Logistica, S.A. de C.V. (Trucking)	Mexico	ATL
Transportación Marítima Mexicana, S.A. de C.V. (formerly Naviera del Pacifico, S.A. de C.V.) (Parcel tankers)	Mexico	TMM
Terminal Maritima de Tuxpan, S.A. de C.V. (Ports)	Mexico	TMTUXPAN
TMM Logistics, S.A. de C.V. (Logistics)	Mexico	TMML
Seglo, S.A. de C.V. (Logistics)	Mexico	SEGLO
Marmex Offshore, S.A. de C.V.	Mexico	MXOff
New Marmex, S.A. de C.V.	Mexico	New MX